                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        MEMC ELECTRONIC MATERIALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                        MEMC ELECTRONIC MATERIALS, INC.

                      501 Pearl Drive (City of O'Fallon)

                          St. Peters, Missouri 63376

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 9, 2000

   MEMC Electronic Materials, Inc. will hold its 2000 Annual Stockholders' Meeting at The St. Louis Frontenac Hilton, 1335 South Lindbergh Boulevard, St. Louis, Missouri 63131, on Tuesday, May 9, 2000 at 10:00 a.m., local time, for the following purposes:

  1. To elect directors;

  2. To consider and act upon a proposal to amend MEMC's 1995 Equity Incentive Plan to increase the number of shares of common stock available under the plan from 3,597,045 to 7,197,045;

  3. To consider and act upon a proposal to amend MEMC's Restated Certificate of Incorporation to change the advance notice required for a stockholder to nominate a person for election to MEMC's Board of Directors; and

  4. To transact such other business as may properly come before the meeting and all adjournments thereof.

   The Board of Directors has fixed March 13, 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our executive offices not less than ten days prior to the annual meeting and at the meeting.

                                          Sincerely,

                                          /s/ HELENE F. HENNELLY
                                          HELENE F. HENNELLY
                                          Secretary

March 27, 2000

   Whether or not you plan to attend the meeting, so that your shares will be represented, please complete the enclosed proxy card, and sign, date and return it in the enclosed envelope, which does not require postage if mailed in the United States. You may withdraw your proxy at any time before it is voted.

                               TABLE OF CONTENTS

                                                                          Page
                                                                         Number
                                                                         ------
Proxy Statement--Voting Procedures......................................    1

Item No. 1. Election of Directors.......................................    2

Information About Nominees and Continuing Directors.....................    3

Common Stock Ownership By Directors and Executive Officers..............    4

Ownership of MEMC Common Stock by Certain Beneficial Owners.............    4

Board of Directors--Committees..........................................    5

Compensation Committee Report on Executive Compensation.................    6

Summary Compensation Table..............................................    9

Option Grants in Last Fiscal Year.......................................   11

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
 Option Values..........................................................   11

Stock Price Performance Graph...........................................   20

Certain Transactions....................................................   20

Item No. 2. Amendment to MEMC's 1995 Equity Incentive Plan..............   23

Item No. 3. Amendment to MEMC's Restated Certificate of Incorporation...   28

Stockholder Proposals for 2001 Annual Meeting...........................   30

Other Matters...........................................................   30

                      PROXY STATEMENT--VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

   MEMC is soliciting proxies to be used at our 2000 Annual Stockholders' Meeting. This proxy statement and the proxy card will be mailed to stockholders beginning March 27, 2000.

Who Can Vote

   Record holders of MEMC common stock on March 13, 2000 may vote at the annual meeting. On March 13, 2000, there were 69,557,000 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted. Each share of common stock is entitled to one vote on each matter submitted to a vote at the annual meeting.

How You Can Vote

  . By Proxy--Simply mark your proxy card, date and sign it, and return it in the envelope provided.
  . In Person--You can come to the annual meeting and cast your vote there.
    If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

How You May Revoke or Change Your Vote

   If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

  . Send in another proxy with a later date;
  . Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or
  . Vote in person at the annual meeting.

Special Voting Rules for Participants in MEMC Retirement Savings Plan

   The MEMC Stock Fund holds MEMC common stock as an investment alternative for participants in the MEMC Retirement Savings Plan. Plan participants may direct the plan's trustee how to vote the shares held by the plan, but only if the participant signs and returns a voting direction card. If cards representing shares held in the plan are not returned, the trustee will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

Quorum

   A majority of the outstanding shares entitled to vote at the annual meeting represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have authority to do so. Shares represented by proxies that are marked "withhold" with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Vote Required

   If a quorum is present at our annual meeting, the following vote is required for approval of each matter to be voted on:

  Election of Three         A plurality of the shares entitled to vote and
  Directors                 present in person or by proxy at the meeting
                            must be voted "FOR" each nominee. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the annual meeting. Consequently, any shares represented by proxies that are marked "withhold" will have no impact on the election of directors.

  Amendment of 1995         A majority of the shares entitled to vote and
  Equity Incentive          present in person or by proxy at the meeting
  Plan and Amendment        must be voted "FOR" these matters. Shares
  of Restated               represented by proxies that are marked
  Certificate of            "abstain" with respect to these matters will be
  Incorporation             treated as shares present and entitled to vote.
                            This will have the same effect as a vote against any such matter. If a broker indicates on the proxy that it lacks discretionary authority as to certain shares to vote on one of these matters, the shares will not be considered as present and entitled to vote with respect to that matter.

Costs of Solicitation

   We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Selection of Auditors

   We have appointed KPMG LLP as our independent accountant for the current year ending December 31, 2000. KPMG LLP was our independent accountant for the year ended December 31, 1999. A representative of KPMG LLP will be present at the 2000 Annual Stockholders' Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

                       ITEM NO. 1. ELECTION OF DIRECTORS

   The Board of Directors consists of nine members organized into three classes, with each class consisting of three members and with each director elected to serve for a three-year term. There are currently two vacancies on the Board created by the resignations of Prof. Dr. Erhard Meyer-Galow in 1998 and Mr. Ludger H. Viefhues in 1999. The terms of Prof. Dr. Meyer-Galow and Mr. Viefhues would both have expired at our 2001 annual meeting. The Board has not identified a replacement for Prof. Dr. Meyer-Galow or Mr. Viefhues.

   Three directors will be elected at our 2000 annual meeting to serve for a three-year term expiring at our annual meeting in the year 2003. The Board has nominated Hans Michael Gaul, Helmut Mamsch and Michael B. Smith for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, the persons named on the enclosed proxy card may vote for any alternative designated by the present Board.

   You may not vote for more than the number of nominees listed on the enclosed proxy card. The persons named on the enclosed proxy card intend to vote the proxy representing your shares for the election of the three nominees named above, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you sign and return the proxy card without giving any direction, the persons named on the enclosed proxy card will vote the proxy representing your shares FOR the election of the three nominees named on the proxy card.

 The Board of Directors recommends a vote "FOR" the election of these nominees for election as directors.

              INFORMATION ABOUT NOMINEES AND CONTINUING DIRECTORS

   Please review the following information about the nominees and other directors continuing in office.

 Nominees for Election in 2000

   Dr. Hans Michael Gaul, Director since 1998, Age 58

   Member of the Board of Management of VEBA AG, an affiliate of MEMC, since 1990; Chief Financial Officer of VEBA AG since 1996; Deputy Chairman of the Board of Management of PreussenElektra AG, an affiliate of MEMC, from 1993 to 1996; Member of the Board of Management of PreussenElektra AG from 1978 to 1996; Member of the Supervisory Boards of Degussa-Huls AG, an affiliate of MEMC, Allianz Versicherungs-AG, RAG Aktiengesellschaft, an affiliate of MEMC, Viterra AG, an affiliate of MEMC, Stinnes AG, an affiliate of MEMC, Deutsche Krankenversicherung AG, Volkswagen AG, PreussenElektra AG, VEBA Oel AG, an affiliate of MEMC, and VAW aluminum AG; Director of VEBA Corporation, an affiliate of MEMC.

   Helmut Mamsch, Director since 1998, Age 55

   Chairman of the Board of MEMC since 1998; Member of the Board of Management of VEBA AG since 1993; Chairman of the Board of Management of Stinnes AG from 1996 to 1998; Chairman of the Board of Management of Raab Karcher AG, an affiliate of MEMC, from 1991 to 1996; Member of the Board of Directors of Logica Plc; Member of the Supervisory Boards of Degussa-Huls AG, Commerzbank AG, K&S Aktiengesellschaft, Readymix AG, SGE Deutsche Holding GmbH and Steag AG, an affiliate of MEMC.

   Michael B. Smith, Director since 1995 and from 1989 to 1993, Age 63

   Vice Chairman of Global USA, Inc. since 1997; Senior Principal of Capitoline/Manning, Selvage & Lee from 1996 to 1997; President of SJS Advanced Strategies from 1989 to 1995.

 Continuing Directors

   Willem D. Maris, Director since 1995, Age 60
   (Continuing in Office--Term Expiring 2002)

   President and Chief Executive Officer of ASM Lithography Holdings from 1990 to 1999.

   Paul T. O'Brien, Director since 1995, Age 54
   (Continuing in Office--Term Expiring 2002)

   Executive Vice President and a Director of Degussa-Huls Corporation, an affiliate of MEMC, since 1999; Executive Vice President of CREANOVA Inc., an affiliate of MEMC, from 1992 to 1999; General Counsel and Secretary of CREANOVA Inc. from 1985 to 1999.

   Dr. Alfred Oberholz, Director since 1997, Age 47
   (Continuing in Office--Term Expiring 2001)

   Member of the Board of Management of Degussa-Huls AG since 1999; Member of the Board of Management of Huls AG, an affiliate of MEMC, from 1998 to 1999; Deputy Member of the Board of Management of Huls AG from 1996 to 1998; Head of Silicones/Silanes Business Unit of Huls AG from 1995 to 1996; Member of the Supervisory Boards of Rohm GmbH, an affiliate of MEMC, and CERDEC AG, an affiliate of MEMC.

   Klaus R. von Horde, Director since 1997, Age 57
   (Continuing in Office--Term Expiring 2002)

   Chief Executive Officer of MEMC since 1999; President of MEMC since 1997; Chief Operating Officer of MEMC from 1997 to 1999; Chief Executive Officer and Chairman of the Management Board of Carl Schenck AG from 1993 to 1997.

                           COMMON STOCK OWNERSHIP BY
                       DIRECTORS AND EXECUTIVE OFFICERS

   The following table lists the beneficial ownership of MEMC's common stock as of January 31, 2000 by each of our directors, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group. Except as indicated below, each person has the sole power to vote and transfer his or her shares.

                                          Shares Which
Directors and Executive       Shares     May Be Obtained           % of Shares
Officers                     Owned (1)   Within 60 Days   Total  Outstanding (2)
-----------------------      ---------   --------------- ------- ---------------
Marcel Coinne...............   6,429(3)       51,604      58,033         *
Dr. John P. DeLuca .........  16,504          45,804      62,308         *
Dr. Hans Michael Gaul.......    --               967         967         *
Jonathon P. Jansky .........   2,200          26,400      28,600         *
Helmut Mamsch ..............    --             1,900       1,900         *
Willem D. Maris.............    --             4,200       4,200         *
Dr. Alfred Oberholz ........    --             3,850       3,850         *
Paul T. O'Brien.............    --             4,200       4,200         *
Michael B. Smith ...........     400           4,200       4,600         *
James M. Stolze ............  34,504          60,904      95,408         *
Ludger H. Viefhues .........   9,598         327,500     337,098         *
Klaus R. von Horde..........    --            96,250      96,250         *
All directors and executive
 officers as a group (17
 persons)...................  69,835         681,029     750,864       1.1%

--------
*Represents less than 1% of MEMC's outstanding common stock as of January 31,
   2000.
(1) The following directors and executive officers share voting and investment power with their spouses as follows: Mr. Coinne -- 3,059 shares; Mr. Jansky -- 2,200 shares; Mr. Smith -- 400 shares; Mr. Stolze -- 8,000 shares; and Mr. Viefhues -- 9,598 shares.
(2) The number of shares outstanding for purposes of these calculations is the sum of (1) the 69,534,300 shares of MEMC common stock outstanding on January 31, 2000 and (2) the number of shares of MEMC common stock which the person or group may obtain within 60 days of January 31, 2000.
(3) Includes 3,370 shares owned by Mr. Coinne's spouse.

                        OWNERSHIP OF MEMC COMMON STOCK
                         BY CERTAIN BENEFICIAL OWNERS

   The following table lists the persons known by us to beneficially own 5% or more of our common stock as of January 31, 2000.

                                                                     Percentage
                                                   Number of Shares   of Shares
      Name and Address of Beneficial Owner        Beneficially Owned Outstanding
      ------------------------------------        ------------------ -----------
      VEBA Corporation...........................     21,490,942(1)     30.9%
      605 Third Avenue
      New York, NY 10158

      VEBA Zweite Verwaltungsgesellschaft mbH....     28,469,028(1)     40.9%
      Bennigsenplatz  1
      D-40474 Dusseldorf, Germany

      State of Wisconsin Investment Board........      4,210,000(2)      6.1%
      P.O. Box 7842
      Madison, WI 53707

--------
(1) Based on information contained in Amendment No. 3 to Schedule 13D jointly filed with the Securities and Exchange Commission by VEBA AG and its direct and indirect, wholly owned subsidiaries, VEBA Corporation and VEBA Zweite Verwaltungsgesellschaft mbH, on September 27, 1999. VEBA AG and VEBA Corporation have sole voting power and sole investment power over all 21,490,942 shares owned by VEBA Corporation. VEBA AG and VEBA Zweite Verwaltungsgesellschaft have sole voting power and sole investment power over all 28,469,028 shares owned by VEBA Zweite Verwaltungsgesellschaft. In Amendment No. 3 to the Schedule 13D, VEBA AG indicated that it is currently focusing on its core businesses and has determined to dispose of its interests in certain non-core business areas over time. This includes the shares of MEMC common stock indirectly owned by VEBA AG. VEBA AG also indicated that various non-core investments, including the investment in MEMC held by VEBA AG and its subsidiaries, will be systematically and optimally divested.

(2) Based on information contained in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission by The State of Wisconsin Investment Board on February 2, 2000. The State of Wisconsin Investment Board has sole voting power and sole investment power over all 4,210,000 shares.

                       BOARD OF DIRECTORS -- COMMITTEES

Audit Committee

   The Audit Committee reviews our internal accounting and auditing procedures, meets from time to time with management and with our independent auditors to review their accounting recommendations, and submits reports periodically on the foregoing matters to the Board. Messrs. Maris and Smith serve on this Committee. The Audit Committee met four times in 1999.

Compensation Committee

   The Compensation Committee:

  . Selects the executive and salaried employees who participate in our executive compensation program
  . Periodically reviews management development efforts
  . Reviews and approves new compensation programs
  . Sets base salaries for certain executives
  . Reviews and approves base salaries of certain newly hired executives
  . Approves annual cash incentive plan participants, targets and award amounts
  . Approves participants and awards under long-term equity incentive programs
  . Approves profit sharing programs
  . Reviews and approves annual adjustments in compensation necessitated by competitive, inflationary or governmental pressures
  . Reviews and approves compensation for our Board

   Drs. Gaul and Oberholz and Messrs. Mamsch, O'Brien and Smith serve on this Committee. The Compensation Committee met three times in 1999.

Environmental, Safety and Health Committee

   The Environmental, Safety and Health Committee:

  . Ensures that MEMC implements and maintains uniform environmental, safety and health standards and performance expectations at all our locations which protect the environment and the health and safety of our employees and surrounding communities

  . Ensures that we maintain an effective process for evaluating the potential environmental, safety and health impacts of our new capital expenditures
  . Evaluates the impact that existing and developing environmental, safety and health laws, regulations, trends and issues may have on our operations, personnel and performance
  . Ensures that we take appropriate actions to minimize or mitigate the impact of such laws, regulations, trends and issues on MEMC, our operations and our personnel
  . Monitors our processes, performance and allocated resources in the environmental, safety and health areas

   Messrs. O'Brien, Smith and von Horde serve on this Committee. The Environmental, Safety and Health Committee met four times in 1999.

Planning and Capital Expenditures Committee

   The Planning and Capital Expenditures Committee reviews our planned capital expenditures and makes recommendations to the Board regarding these expenditures. Drs. Gaul and Oberholz and Messrs. Mamsch, Maris and von Horde serve on this Committee. The Planning and Capital Expenditures Committee met four times in 1999.

Director Nominations

   We do not have a standing nominating committee. Our Board performs this function. The Board accepts nominations of persons for election to the Board of Directors by any MEMC stockholder who is a stockholder on the record date for the annual meeting and who submits a notice to us setting forth the information about both the nominee (including information required by the federal proxy solicitation rules) and the stockholder making the nomination. See "STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING," below.

Director Compensation and Attendance

   Employee directors receive no compensation other than their normal salary for serving on the Board and its Committees.

   Non-employee directors receive the following fees for their service on the Board and its Committees:

  . $25,000 annual Board retainer
  . $3,000 annual retainer for each Committee ($6,000 for chairperson) . $1,000 for each Board meeting attended
  . $1,000 for each Committee meeting attended ($2,000 for chairperson)

   In addition, on January 1, 1999 we granted each non-employee director stock options to purchase 2,100 shares of MEMC common stock. One-third of these stock options will vest on the first, second and third anniversaries of the date of grant.

   During 1999, all directors attended 75% or more of the Board and Committee meetings on which they served, except for Dr. Gaul who attended 73% of the Board and Committee meetings on which he served because he was unable to attend the Board meeting and two Committee meetings held on December 6, 1999.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   Our executive compensation program is based on the premise that a balance is required between our need to operate our business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The Compensation Committee reviews this program at least annually to ensure that this balance is maintained.

Policies, Goals and Responsibilities

   The objective of the Compensation Committee is to establish compensation at a level that will allow us to attract, retain and motivate the caliber of individuals required to manage and expand our business. We establish compensation levels using guidelines developed by internationally recognized compensation consultants. These guidelines are based upon survey data of comparable U.S. companies, or comparable companies in the relevant geographic area where an executive is located.

   Our 1999 guideline for executive compensation was based on the Towers Perrin Executive Compensation Survey Database, General Industry, with a special emphasis placed on a subset of the Towers Perrin Executive Compensation Survey Database that included companies in the electric and electronic equipment industries. We consider the companies included in these surveys to be representative of those with which we compete for executive officers and employees. Many of the companies in the surveys are also included among the companies that make up the comparative indices used in our Stock Price Performance Graph. To retain and attract key executives, in 1999 the Compensation Committee adopted a compensation guideline that targets base salaries, annual incentives and long-term equity incentives for executive officers at the 50th percentile of the surveys.

   Our 1999 executive compensation program consisted of four components: (1) base salary, (2) annual cash incentive awards, (3) long-term equity incentive awards, and (4) special retention bonuses, which were awarded in 1998 and earned over a fifteen (15)-month period ended June 30, 1999.

Base Salaries

   We review the base salary of each executive officer on an annual basis. In making base salary decisions, the Compensation Committee first reviews the comparable salary ranges from the compensation surveys. In addition, we consider certain other factors and use discretion as appropriate when setting base salary levels. In 1999, we adopted an overall compensation guideline that targets base salaries for executive officers at the 50th percentile of companies included in the compensation surveys. In setting base salaries for 1999, the Compensation Committee considered the special retention bonuses awarded to certain executive officers in 1998, fifty percent (50%) of which was paid in 1999, as well as the Company's difficult financial performance in recent periods. As a result, we authorized no increases in base salaries to executive officers in 1999 except in cases of substantial increases in responsibility.

Annual Cash Incentive Awards

   Participation in our Annual Incentive Bonus Plan is discretionary and the plan is non-contractual. Under current practice, we make annual cash awards to certain management, professional and technical personnel to recognize and reward individual and corporate performance.

   The Compensation Committee establishes a performance/payout schedule each year to set target bonuses (as a percentage of salary) for each designated participant. In 1999, we adopted an overall compensation guideline that targets annual incentives for executive officers at the 50th percentile of companies included in the compensation surveys. In setting target bonuses for 1999, we also considered the need to retain and attract key executive officers during the difficult market and financial conditions being experienced by the Company. In 1998, we generally set target annual bonus levels at the 75th percentile of companies included in the compensation surveys. For 1999, the Compensation Committee generally did not adjust the target annual bonus levels for executive officers as compared with 1998, although the maximum award payout for 1999 was reduced to 100% of a participant's target bonus from a maximum award payout of 125% in 1998. The 1999 target bonus levels for participants ranged from 10% to 140% of each participant's annual base salary.

   The 1999 annual incentive award for executive officers was subject to three factors: (1) the Company's performance against a net income budget and certain other financial targets, (2) the participant's performance against his or her individual goals and (3) a discretionary award as determined by management. A certain percentage of a participant's target bonus was dependent on each of these factors and each factor was independent of the other factors. Notwithstanding the foregoing, under the retirement agreement between the Company and Ludger
H. Viefhues, our former chief executive officer, Mr. Viefhues' 1999 annual incentive award was based solely on the overall performance of the Company in 1999.

   In 1999, if the net income budget and financial targets were met, then each participant who was an executive officer received fifty percent (50%) of his or her target bonus. Each such participant could receive up to twenty-five percent (25%) of his or her target bonus based on the participant's performance against individual goals. The remaining twenty-five percent (25%) of each such participant's target bonus was discretionary.

   Because we did not achieve the required budgeted net income and financial targets in 1999, none of the participants received the fifty percent (50%) portion of the target bonus that was dependent on this factor. The individual goal achievement and discretionary portions of the target bonus were determined for each participant on an individual basis.

Special Retention Bonuses

   In an effort to retain the services of certain key executive officers during the difficult market and financial conditions being experienced by the Company, in 1998 the Compensation Committee provided special retention bonuses to certain key executive officers and employees. These bonuses were earned over a fifteen (15)-month period ended June 30, 1999.

Long-Term Incentive Awards

   We established a long-term incentive bonus plan beginning in 1996 for senior executives and certain members of middle management. The long-term incentive bonus plan had a four (4)-year performance period beginning January 1, 1996 and ending December 31, 1999. The long-term incentive bonus plan originally consisted of two parts: (1) annual grants of non-qualified stock options with 25% of such options vesting on each anniversary of such grant and
(2) for certain executive officers, a one time grant of performance vesting restricted stock which vested only upon attainment of certain cumulative earnings per share goals. For each participant in the long-term incentive bonus plan, the Compensation Committee originally determined a target percentage of base salary to be received by such participant in the form of equity-based compensation during the long-term incentive period. Because the Company did not achieve the required cumulative earnings per share goals, as of December 31, 1999, each participant forfeited his or her performance vesting restricted stock previously awarded under the long-term incentive plan.

   In 1998, we revised the long-term incentive bonus plan to provide for equity-based compensation only in the form of annual grants of non-qualified stock options with twenty-five percent (25%) of such options vesting on each anniversary of the date of grant. The non-qualified stock options have an exercise price equal to 100% of the market value on the date of grant.

   In 1999, the Compensation Committee adopted an overall compensation guideline that targeted long-term equity incentives for executive officers at the 50th percentile of companies included in the compensation surveys. However, in 1999 we also considered the limited number of shares remaining under the Company's Equity Incentive Plan and the number of non-qualified stock options awarded in 1998. For most participants, we reduced the number of non-qualified stock options awarded in 1999 by approximately twenty percent (20%) as compared to 1998, except in cases of substantial increases in responsibility.

Compensation of Chief Executive Officer

   We had two chief executive officers during 1999: Ludger H. Viefhues and Klaus R. von Horde.

   Mr. Viefhues served as chief executive officer through February 17, 1999 and retired as an employee on August 17, 1999. He also remained on the Board of Directors until August 6, 1999. In recognition of his efforts in ensuring a successful transition in leadership, Mr. Viefhues received a base salary of $328,990 in 1999 for his service as an employee through August 17, 1999 at the annual base salary rate of $520,000. Mr. Viefhues did not receive an increase in his annual base salary in 1999. Mr. Viefhues received a pro rata annual incentive bonus of $100,000 in 1999 based on (1) his target bonus of 140% of his base salary, (2) his partial year of service and (3) the overall performance of the Company in 1999. Finally, in 1999 we awarded Mr. Viefhues non-qualified stock options to purchase 126,800 shares of stock. All of these stock options vested as of Mr. Viefhues' termination of employment. Consistent with his retirement agreement, on August 17, 1999 Mr. Viefhues also received a supplemental severance payment of $520,000.

   On February 17, 1999, Mr. von Horde became our President and Chief Executive Officer. In recognition of his substantially increased responsibility, we approved a base salary increase of twenty-five percent (25%) for Mr. von Horde, taking his base salary to an annual rate of $520,000. Mr. von Horde received an annual incentive bonus of $330,000 in 1999 based on his target bonus of 140% of his base salary and the performance of the Company and Mr. von Horde relative to the factors used to determine his annual incentive bonus. We determined Mr. von Horde's annual incentive bonus based on several factors, including his individual leadership and the progress of the Company toward attaining certain of its operational and strategic goals. Because the Company did not achieve the required budgeted net income and financial targets in 1999, Mr. von Horde did not receive the portion of his annual incentive target bonus that was based on this factor. Finally, in 1999 we awarded Mr. von Horde non-qualified stock options to purchase 109,000 shares of stock.

Members of the Compensation Committee

   Mr. Helmut Mamsch, Chairman
   Dr. Hans Michael Gaul
   Dr. Alfred Oberholz
   Mr. Paul T. O'Brien
   Ambassador Michael B. Smith

                          SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                                 Compensation
                              Annual Compensation                   Awards
                  --------------------------------------------   ------------
  Name and                                                        Securities   All Other
 Principal                                      Other Annual      Underlying  Compensation
  Position   Year Salary ($)(1) Bonus ($)(2)  Compensation ($)   Options (#)     ($)(3)
 ---------   ---- ------------- ------------  ----------------   -----------  ------------
 Ludger H.
 Viefhues
 (4)
 Former
 Chief       1999    328,990      100,000            --            126,800       576,597
 Executive   1998    514,986      121,339            --            160,600         6,720
 Officer     1997    500,000         --              --             30,600         6,720

 Klaus R.    1999    505,853      330,000            --            109,000         1,854
 von Horde   1998    420,806(5)    97,072            --            138,000            --
 (4)         1997     33,204(5)      --              --               --              --
 Chief
 Executive
 Officer
 and
 President

 James M.    1999    260,088      214,000            --             39,200         6,720
 Stolze      1998    257,586      157,514            --             49,600         6,720
 Executive   1997    247,662         --              --              5,600         6,720
 Vice
 President
 and
 Chief
 Financial
 Officer

 Marcel
 Coinne
 Corporate
 Vice
 President   1999    230,000      198,000         103,969(6)        43,200       151,383
 Marketing   1998    218,002(7)   171,313(7)      260,607(7)(8)     54,800        90,746(7)
 Operations  1997    206,444(7)      --           360,899(7)(8)      4,400            --

 Dr. John
 P. DeLuca
 Corporate
 Vice        1999    185,800      175,000            --             25,200         6,720
 President   1998    183,800      146,678            --             32,000         6,720
 Technology  1997    176,075         --              --              4,000         6,720

 Jonathon
 P. Jansky
 Corporate
 Vice        1999    205,000      156,710            --             36,000         6,720
 President   1998    181,350      120,646            --             30,600         6,720
 Operations  1997    144,200         --              --              3,400         6,056

--------
(1) Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the executive officer.
(2) The amounts shown in this column consist of the following:
  Annual incentive bonuses (under annual incentive bonus plan):
  . Mr. Viefhues, $100,000 in 1999 and $121,339 in 1998
  . Mr. von Horde, $330,000 in 1999 and $97,072 in 1998
  . Mr. Stolze, $89,000 in 1999 and $32,514 in 1998
  . Mr. Coinne, $73,000 in 1999 and $36,418 in 1998
  . Dr. DeLuca, $50,000 in 1999 and $21,678 in 1998
  . Mr. Jansky, $73,000 in 1999 and $36,936 in 1998

  Special incentive bonuses (under special incentive bonus program):
  . Mr. Stolze, $125,000 in both 1999 and 1998
  . Mr. Coinne, $125,000 in 1999 and $134,895 in 1998
  . Dr. DeLuca, $125,000 in both 1999 and 1998
  . Mr. Jansky, $83,710 in both 1999 and 1998

(3) For all executive officers other than Mr. Viefhues and Mr. Coinne, the amounts shown in this column represent matching contributions by MEMC to the MEMC Retirement Savings Plan. For Mr. Viefhues and Mr. Coinne, the amounts shown in this column consist of the following:

  Mr. Viefhues:
   1999:
  . $520,000 supplemental severance payment
  . $45,455 payment related to geographic relocation
  . $6,720 matching contributions by MEMC to MEMC Retirement Savings Plan
  . $4,422 for dental and term life insurance premiums and related tax gross-ups

   1998:
  . $6,720 matching contributions by MEMC to MEMC Retirement Savings Plan

   1997:
  . $6,720 matching contributions by MEMC to MEMC Retirement Savings Plan

 Mr. Coinne:
   1999:
  . $70,000 installment of $115,000 adjustment payment in connection with Mr.
    Coinne's transfer of employment from Huls Benelux S.A., an affiliate of MEMC, to MEMC on October 1, 1998
  . $81,383 tax gross-up on $115,000 adjustment payment
   1998:
  . $45,000 installment of $115,000 adjustment payment in connection with Mr.
    Coinne's transfer of employment from Huls Benelux S.A. to MEMC on October 1, 1998
  . $45,746 allowance required by Belgian law in connection with Mr. Coinne's leaving the Belgian social security system and transfer of employment
(4) Mr. Viefhues resigned from service as our Chief Executive Officer effective February 17, 1999 and retired as an employee effective as of August 17, 1999. Mr. von Horde became Chief Executive Officer on
    February 17, 1999.
(5) Deutsche mark amounts have been translated into U.S. dollars at the noon buying rate in New York City for cable transfer in Deutsche marks as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of the respective fiscal year. On December 31, 1998, the noon buying rate was DM 1.6670 = $1.00. On December 31, 1997, the noon buying rate was DM 1.7991 = $1.00.

(6) Includes $44,078 paid under Mr. Coinne's insurance contract with Royale Belge and $41,260 of tax equalization and tax gross-up payments associated with certain benefits provided by MEMC to Mr. Coinne.
(7) Belgian franc amounts have been translated into U.S. dollars at the noon buying rate in New York City for cable transfer in Belgian francs as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of the respective fiscal year. On December 31, 1998, the noon buying rate was BFr 34.36 = $1.00. On December 31, 1997, the noon buying rate was BFr 37.08 = $1.00.
(8) Includes tax payments paid by MEMC in connection with Mr. Coinne's international assignment of $183,860 in 1998 and $293,718 in 1997. Until Mr. Coinne became an employee of MEMC on October 1, 1998, MEMC reimbursed Huls Benelux S.A. for direct payments of, among other things, a housing allowance, a vacation bonus and other payments made in connection with the international assignment.


                               OPTION GRANTS IN LAST FISCAL YEAR

                                       Individual Grants                Potential Realizable
                         ----------------------------------------------   Value at Assumed
                           Number of    % of Total                      Annual Rates of Stock
                          Securities     Options                         Price Appreciation
                          Underlying    Granted to  Exercise             for Option Term(1)
                            Options    Employees in  Price   Expiration ---------------------
      Name               Granted(#)(2) Fiscal Year   ($/Sh)     Date      5%($)     10%($)
      ----               ------------- ------------ -------- ---------- ---------------------
Ludger H. Viefhues......    126,800        18.4%      8.50    8/17/02     209,220     446,336
Klaus R. von Horde......    109,000        15.8%      8.50     1/1/09     582,671   1,476,602
James M. Stolze.........     39,200         5.7%      8.50     1/1/09     209,548     531,035
Marcel Coinne...........     43,200         6.3%      8.50     1/1/09     230,930     585,222
Dr. John P. DeLuca......     25,200         3.7%      8.50     1/1/09     134,709     341,380
Jonathon P. Jansky......     36,000         5.2%      8.50     1/1/09     192,442     487,685

--------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of MEMC's common stock price. If MEMC's common stock does not increase in value, then the option grants described in the table will be valueless.
(2) Under Mr. Viefhues' retirement agreement, on August 17, 1999 Mr. Viefhues' options vested and became exercisable for a period of three years. See "Employment Agreements -- Ludger H. Viefhues." For each of the other named executive officers, options vest and become exercisable at the rate of 25% per year on January 1, 2000, January 1, 2001, January 1, 2002 and January 1, 2003. All options expire ten years from the date of grant. In the event of a change in control of MEMC and except as the Compensation Committee may otherwise determine, all restrictions and conditions on the remaining unvested stock options will lapse as of the date of the change in control. In addition, upon termination of employment due to death, permanent disability or retirement, all stock options become immediately exercisable.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          Number of Securities Underlying                  Value of Unexercised
                         Unexercised Options at FY-End(#)          In-the-Money Options at FY-End ($)(1)
                         ---------------------------------------   ----------------------------------------
      Name                 Exercisable           Unexercisable        Exercisable          Unexercisable
      ----               ----------------      -----------------   ------------------   -------------------
Ludger H. Viefhues......            327,500(2)           --                     475,500            --
Klaus R. von Horde......             34,500                212,500           --                       408,750
James M. Stolze.........             35,904                 80,600           --                       147,000
Marcel Coinne...........             35,704                 87,600           --                       162,000
Dr. John P. DeLuca......             29,504                 52,200           --                        94,500
Jonathon P. Jansky......             13,700                 61,100           --                       135,000

--------
(1) The closing price of MEMC common stock on December 31, 1999, the last trading day prior to MEMC's year end, was $12.25 per share.
(2) Under Mr. Viefhues' retirement agreement, on August 17, 1999 all of his options vested and became exercisable for a period of three years. See "Employment Agreements -- Ludger H. Viefhues."

   The named executive officers did not exercise any options during 1999.

Pension Plan

   MEMC sponsors the MEMC Pension Plan, a defined benefit pension plan covering most domestic employees of MEMC and its subsidiaries.

   The basic benefit payable under the MEMC Pension Plan is determined based on a lump sum equal to 8% of a participant's "average total earnings" (as defined below) up to one-half of the Social Security wage base plus 12% of the participant's average total earnings over one-half of the Social Security wage base, multiplied by the participant's years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65 (the "Basic Formula").

   In addition to the normal annuity options, the benefit payable to employees hired on or after January 1, 1997, and to participants who were covered by the MEMC Southwest Inc. Pension Plan on December 31, 1996, is also available in an immediate lump-sum distribution at termination of employment. The benefit for other participants is payable only in the form of an annuity with monthly payments for life beginning at the participant's retirement age, the amount of which annuity is the actuarial equivalent value of the participant's lump-sum formula amount.

   Employees who were participants in our former Pension Plan for Salaried Employees (the "Salaried Plan"), a prior plan merged into the MEMC Pension Plan as of December 31, 1996, are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the Basic Formula. The basic benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant's average total earnings multiplied by the participant's years of benefit service. However, if the participant was hired in the United States by Monsanto Company ("Monsanto"), a prior owner of a substantial part of our business, before April 1, 1986 and was employed by us at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by MEMC at any time during the period January 1, 1989 through March 31, 1989, the factor is 1.4% of the participant's "average total earnings" instead of 1.2%. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant's age and years of vesting service add up to at least 80, then the benefit is not subject to any reduction.

   The basic benefit under either the 1.2% or 1.4% formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

   For purposes of the MEMC Pension Plan, "average total earnings" means twelve times the greater of (a) the monthly average earnings received in the 36 full calendar months immediately prior to the date of employment termination or (b) the monthly average of earnings received during the highest three of the ten calendar years immediately prior to the year in which employment terminates. "Earnings" means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, "earnings" utilized for pension formula purposes includes salary and annual bonus reported in the salary and bonus columns of the Summary Compensation Table. However, earnings utilized for pension formula purposes does not include payments in lieu of accrued vacation, relocation payments, and the special incentive bonuses paid in 1998 and 1999. In addition, since annual incentive bonuses are paid in the year following the year earned, such bonuses are included in earnings utilized for pension formula purposes in the year following the year such bonuses are reported in the bonus column of the Summary Compensation Table.

   Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code, for which limitations vary annually. The Section 415 limitation for 1999 is $130,000. In addition, Section 401(a)(17) of the Internal Revenue Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 1999 is $160,000. Our Supplemental Executive Pension Plan (the "MEMC SEPP"), a non-qualified and unfunded plan, provides benefits over the applicable Internal Revenue Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump-sum distribution, in the form of an annuity with monthly payments for life beginning at the participant's retirement age, or in annual installments not to exceed fifteen years.

   The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the Basic Formula. The table is based on the 1999 Social Security Wage Base, a 6.0% interest rate and the GAM83(50/50) Mortality Table. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65.

                             Pension Plan Table(1)

                                                     Years Of Service
                               -------------------------------------------------------------
            Remuneration          5       10       15       20       25       30       35
            ------------       ------- -------- -------- -------- -------- -------- --------
      $  125,000.............. $ 6,363 $ 12,726 $ 19,088 $ 25,451 $ 31,814 $ 38,177 $ 44,539

         150,000..............   7,772   15,543   23,315   31,087   38,858   46,630   54,402

         175,000..............   9,181   18,361   27,542   36,722   45,903   55,084   64,264

         200,000..............  10,590   21,179   31,769   42,358   52,948   63,537   74,127

         225,000..............  11,998   23,997   35,995   47,994   59,992   71,991   83,989

         250,000..............  13,407   26,815   40,222   53,630   67,037   80,445   93,852

         300,000..............  16,225   32,451   48,676   64,901   81,126   97,352  113,577

         400,000..............  21,861   43,722   65,583   87,444  109,305  131,166  153,027

         500,000..............  27,497   54,994   82,490  109,987  137,484  164,981  192,477

         600,000..............  33,133   66,265   99,398  132,530  165,663  198,795  231,928

         700,000..............  38,768   77,537  116,305  155,073  193,841  232,610  271,378

         800,000..............  44,404   88,808  133,212  177,616  222,020  266,424  310,828

         900,000..............  50,040  100,079  150,119  200,159  250,199  300,238  350,278

       1,000,000..............  55,675  111,351  167,026  222,702  278,377  334,053  389,728

   Mr. von Horde is covered by the Basic Formula. As of December 31, 1999, Mr. von Horde has 1.8 years of benefit service and annualized average total earnings of $523,390. Under the terms of the MEMC Pension Plan and MEMC SEPP, because Mr. von Horde did not participate in the MEMC Pension Plan and MEMC SEPP until April 1, 1998, as of December 31, 1999, Mr. von Horde had no vested benefit.

   The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.4% Salaried Plan formula described above. As discussed above, the 1.4% formula is an alternative to the Basic Formula. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above).

                             Pension Plan Table(2)

                                                      Years of Service
                                             -----------------------------------
      Remuneration                              20       25       30       35
      ------------                           -------- -------- -------- --------
      $125,000.............................. $ 35,000 $ 43,750 $ 52,500 $ 61,250

       150,000..............................   42,000   52,500   63,000   73,500

       175,000..............................   49,000   61,250   73,500   85,750

       200,000..............................   56,000   70,000   84,000   98,000

       225,000..............................   63,000   78,750   94,500  110,250

       250,000..............................   70,000   87,500  105,000  122,500

       300,000..............................   84,000  105,000  126,000  147,000

       400,000..............................  112,000  140,000  168,000  196,000

       450,000..............................  126,000  157,500  189,000  220,500

       500,000..............................  140,000  175,000  210,000  245,000

   Dr. DeLuca and Mr. Jansky are covered by the 1.4% formula. As of December 31, 1999, Dr. DeLuca had 22.6 years of benefits service and annualized average total earnings of $243,836, and Mr. Jansky had 26.0 years of benefits service and annualized average total earnings of $197,421.

   The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.2% Salaried Plan formula described above. As discussed above, the 1.2% formula is an alternative to the Basic Formula. The table presents the better of the Basic Formula or the grandfathered 1.2% formula for each level of remuneration and years of service classification as a single life annuity assuming retirement at age 65. The basic benefit is calculated using the 1999 Social Security Wage Base, a 6% interest rate and the GAM83(50/50) Mortality Table to convert the lump sums to annuities.

                             Pension Plan Table(3)

                                                            Years of Service
                                                        ------------------------
      Remuneration                                         5      10       15
      ------------                                      ------- ------- --------
      $225,000......................................... $13,500 $27,000 $ 40,500
       250,000.........................................  15,000  30,000   45,000
       300,000.........................................  18,000  36,000   54,000
       400,000.........................................  24,000  48,000   72,000
       500,000.........................................  30,000  60,000   90,000
       600,000.........................................  36,000  72,000  108,000
       700,000.........................................  42,000  84,000  126,000

   Mr. Viefhues and Mr. Stolze are eligible for the 1.2% formula. When he resigned on August 17, 1999, Mr. Viefhues had 6.2 years of benefit service, including one additional year of benefit service credited to him under the terms of his retirement agreement, and annualized average total earnings of $609,411. See "Employment Agreements -- Ludger H. Viefhues." As of December 31, 1999, Mr. Stolze had 4.5 years of benefit service and annualized average total earnings of $336,182. Under the terms of the MEMC Pension Plan and MEMC SEPP and because Mr. Stolze joined MEMC in June 1995, as of December 31, 1999, Mr. Stolze had no vested benefit.

   Mr. Coinne does not participate in either the MEMC Pension Plan or the MEMC SEPP. Under his employment agreement, Mr. Coinne is covered by a pension arrangement maintained through an insurance contract with Royale Belge and a pension agreement with us. The Royale Belge contract duplicates the benefit provided under Mr. Coinne's prior employer's pension plan.

   If Mr. Coinne had retired on December 31, 1999 and began receiving payment at age 65, Mr. Coinne would be eligible to receive an annual pension from the Royale Belge contract arrangement of approximately $42,616. Under the pension agreement with us, Mr. Coinne would be eligible to receive an annual pension of $35,958 beginning at age 65, if he had terminated employment on December 31, 1999. Amounts provided reflect the exchange rate for Belgian francs on December 31, 1999. Pension benefits under Mr. Coinne's pension agreement with us are subject to reduction for accrued pension benefits under a combination of government benefits, benefits under Royale Belge contract and under plans maintained by Mr. Coinne's prior employers. If Mr. Coinne were to retire on or after age 55 but prior to age 65 and begin receiving his pension benefit from MEMC, his pension benefit would be reduced by 1/4% for each month prior to his attaining age 65.

Employment Agreements

 Ludger H. Viefhues

   Mr. Viefhues originally entered into an employment agreement with MEMC in 1996. On February 17, 1999, this agreement was superseded by a retirement agreement between Mr. Viefhues and MEMC.

   Under the terms of the retirement agreement, Mr. Viefhues resigned from service as our Chief Executive Officer effective as of February 17, 1999. During the period from February 17, 1999 to August 17, 1999, Mr. Viefhues remained an employee of MEMC. On August 6, 1999, Mr. Viefhues retired from our Board of Directors.

   Under his retirement agreement, Mr. Viefhues was eligible to receive 62.4658% of his full annual incentive payment for 1999, which annual incentive amount was to be determined based on the Compensation Committee's review of MEMC's actual performance for 1999. The annual incentive amount was payable at such time as annual incentive payments were paid to other participants in MEMC's annual incentive bonus plan.

   On August 17, 1999, Mr. Viefhues received the following:

  . A supplemental severance payment of $520,000
  . A lump-sum amount of $45,455 in order to defray expenses to be incurred by him and his family in returning to Germany
  . Vesting of all stock options previously awarded to Mr. Viefhues under MEMC's 1995 Equity Incentive Plan (Mr. Viefhues is allowed to exercise these stock options until August 17, 2002)
  . An additional year of credit for service under the MEMC SEPP with his accrued benefit under the MEMC SEPP to be paid as soon as practicable after August 18, 2000

   MEMC also agreed to provide Mr. Viefhues with the following:

  . Reasonable and customary tax preparation services and financial planning assistance for the 1999 tax year
  . A one-year, $1 million term life insurance policy
  . The cost of continuing certain dental benefits
  . A tax gross-up associated with the term life insurance policy and the dental benefits

   MEMC is obligated to require any successor to assume and agree to perform Mr. Viefhues' retirement agreement.

 Klaus R. von Horde

   On February 17, 1999, MEMC entered into a new employment agreement with Mr. von Horde following his appointment as our President and Chief Executive Officer. This new employment agreement provides that Mr. von Horde will be employed by MEMC as President and Chief Executive Officer from February 17, 1999 to March 31, 2003.

   Mr. von Horde's employment agreement includes the following:

  . An initial annual base salary of $520,000 which may be increased, but not decreased, at the discretion of the Compensation Committee based on performance and responsibilities assigned to Mr. von Horde
  . Annual grants of stock options under MEMC's 1995 Equity Incentive Plan, including annual stock option grants in January 2000, 2001 and 2002 comprised of options to purchase a number of shares with a face value of no less than 200% of Mr. von Horde's base salary, not to exceed 100,000 shares in any one year, with an exercise price per share equal to 100% of market value on the date of grant
  . Vesting of all stock options at the rate of 25% per year starting one year after the date of grant such that 100% vesting will occur on the fourth anniversary of the date of grant
  . Participation in our welfare and fringe benefit plans, the MEMC Pension
    Plan and the MEMC SEPP
  . An annual bonus under MEMC's annual incentive bonus plan with a target bonus of no less than 50% of his annual base salary

   Mr. von Horde's employment agreement provides that all stock options granted to him after February 17, 1999 will vest upon his retirement on or following March 31, 2003, or earlier, with the consent of the Compensation Committee. Under Mr. von Horde's previous employment agreement, all stock options granted to him prior to February 17, 1999 will vest upon his retirement on or following August 31, 2002 or earlier with the consent of the Compensation Committee.

   Either party may terminate Mr. von Horde's employment agreement upon twelve months' prior notice. In the event of Mr. von Horde's involuntary termination without cause (other than by reason of death, total and permanent disability or retirement at the end of the agreement term) or Mr. von Horde's resignation for good reason, he will be entitled to:

  . His base salary, benefits and pension credit through the notice period, the end of which will be the date of termination
  . A pro rata bonus for the year of termination to be paid at the same time and to the same extent (i.e., based on MEMC's performance for the full year) as bonuses are paid generally to MEMC's executives with respect to such year
  . Reimbursement for all reasonable relocation expenses incurred by him in returning to Germany with his family
  . All unvested options under MEMC's 1995 Equity Incentive Plan will vest and remain outstanding and exercisable for three years following his termination date unless the options are exercised or expire sooner by their terms
  . A lump-sum cash payment equal to six months' salary
  . Continued medical and dental plan coverage for six months (but not beyond
    March 31, 2003 or his return to Germany)
  . Pension service credit through March 31, 2003 for benefit accrual purposes
  . Accelerated pension vesting and waiver of early retirement reduction factors such that a full unreduced normal retirement pension amount (including benefits under the MEMC SEPP) will be available to Mr. von Horde six months after his termination date (or March 31, 2003, if sooner), based on at least five years of service

   In the event Mr. von Horde voluntarily retires on or after March 31, 2003:

  . His pension will be fully vested and the early retirement reduction factors shall be waived, such that a full unreduced normal retirement pension amount (including benefits under the MEMC SEPP) will be available to Mr. von Horde on his retirement date
  . He will also be entitled to continued medical and dental plan coverage until the earlier of (i) the first anniversary of his retirement date and
    (ii) his return to Germany

 James M. Stolze

   Mr. Stolze entered into an employment arrangement with MEMC effective as of June 16, 1995. Under this agreement, Mr. Stolze was appointed our Chief Financial Officer. The agreement has no specified term and contains no termination provision. The agreement provides for:

  . An initial annual base salary of $230,000
  . Annual incentives
  . Participation in any long-term incentive plan established by MEMC
  . Grants of options and restricted stock under MEMC's 1995 Equity Incentive
    Plan
  . A signing bonus of $327,994 (which Mr. Stolze must repay if he terminates his employment prior to completing five years of service)
  . Other pension and welfare benefits

   The agreement contains no provisions regarding payment in the event of termination or change of control.

 Marcel Coinne

   Mr. Coinne entered into a new employment arrangement with MEMC effective as of October 1, 1998. The agreement has no specified term and contains no termination provision. The agreement provides for:

  . An initial base salary of $230,000 per year, reduced by certain insurance and retirement expenses
  . Participation in MEMC's annual incentive bonus plan and long-term incentive bonus plan
  . Coverage under certain medical, dental, insurance and pension policies
  . Certain tax preparation, estate planning, tax planning and other legal services
  . A one-time payment of $115,000 payable in two installments

   The agreement provides that Mr. Coinne will be entitled to two weeks pay for each year of service, plus one additional week pay, in the event Mr. Coinne is terminated by MEMC without cause. MEMC is also obligated to pay certain relocation and transportation expenses in the event of Mr. Coinne's retirement or termination. However, if Mr. Coinne is terminated and the severance benefits payable to Mr. Coinne under the MEMC Severance Plan for Senior Officers are more favorable than the severance benefits payable under his employment agreement, then Mr. Coinne will receive the severance benefits payable under the MEMC Severance Plan for Senior Officers. See "Severance Plan for Senior Officers."

Annual Incentive Bonus Plan

   We have adopted an annual incentive bonus plan which is administered by the Compensation Committee. Employees assigned to certain management, professional and technical positions are eligible to participate in the annual incentive bonus plan.

   Under the annual incentive bonus plan, annual bonuses are paid based upon the extent to which MEMC's performance has met or exceeded certain performance goals specified by the Compensation Committee. A portion of the annual awards may also be based on individual performance. Awards under the annual incentive bonus plan are paid in cash.

   In the event a participant terminates employment prior to the end of a year for any reason other than disability, retirement, death or involuntary layoff, no award is paid to the participant unless otherwise determined by the Compensation Committee in its sole discretion. If a participant's employment terminates by reason of disability, retirement, death or involuntary layoff, then the participant is entitled to receive a pro rata award provided the participant participated in the annual incentive bonus plan for at least six months. In the event of a change of control of MEMC, the payment of awards are accelerated and the amount of such awards is calculated as if the applicable performance goals have been met.

   The Board of Directors may terminate or amend the annual incentive bonus plan, in whole or in part, at any time. Because awards under the annual incentive bonus plan are based on the attainment of specified performance goals, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

Special Incentive Bonus Plan

   In March 1998, we adopted a special incentive bonus program designed to retain the services of certain officers and key employees during the period commencing April 1, 1998 and ending June 30, 1999. Under the program, participants received a special incentive bonus. Each participant received an advance payment of fifty percent (50%) of the special incentive bonus at the time the participant executed a special incentive bonus agreement. The remaining fifty percent (50%) of each participant's special incentive bonus was paid on June 30, 1999 provided the participant remained an employee of MEMC through June 30, 1999.

   In the event a participant terminated his or her employment prior to April 1, 1999, the special incentive bonus agreement provided that the participant was required to reimburse MEMC the entire amount of the advance payment. However, no reimbursement of the advance payment was required in the event of the death or total and permanent disability of a participant or in the event a participant's employment was involuntarily terminated by MEMC as a result of a change of control of MEMC or a reduction in MEMC's workforce.

   In the event a participant terminated his or her employment with MEMC after March 31, 1999 and before July 1, 1999, the incentive bonus agreement provided that the participant was required to reimburse MEMC a pro rata portion of the advance payment. Such reimbursement was based on the portion of the retention period during which the participant failed to remain an employee of MEMC.

Severance Plan for Senior Officers

   On October 15, 1999, we adopted a severance plan for our senior officers. The plan provides severance benefits to certain key executive officers in the event of their termination of employment both before and after a change of control of MEMC. Executive Vice Presidents and Corporate Vice Presidents reporting to MEMC's Chief Executive Officer are eligible to participate in the plan. However, the Compensation Committee must designate all participants. There are currently nine participants in the plan, including Mr. Coinne, Dr. DeLuca, Mr. Jansky and Mr. Stolze.

   The plan has an initial term of three years ending October 15, 2002. After the initial term, the plan automatically renews for successive one-year terms until terminated on twelve months' prior notice to each participant. However, if there is a change in control of MEMC, the plan continues for two years following the change in control at which time the plan will terminate.

   The Compensation Committee may remove a participant from the plan by giving the participant twelve months' notice. However, no participant may be removed from the plan for two years following a change in control of MEMC.

   A participant is entitled to severance benefits under the plan in the event that he or she is:

  . Involuntarily terminated, other than for cause, while a participant in the plan; or

  . Constructively discharged within two years following a change in control of MEMC.

   A participant is not entitled to severance benefits under the plan in the event of his or her termination of employment on account of death, total and permanent disability, voluntary termination of employment by the participant or termination of employment by MEMC for cause.

   Participants who are entitled to severance benefits under the plan receive the following:

 Cash Compensation

  Salary: The greater of (1) one year's base salary in effect at the time of termination of employment without any accrued and unused vacation or (2) two weeks' of such salary for each year of service with MEMC plus one additional week's salary plus accrued and unused vacation.

  Bonus: A pro rata bonus for the year of termination based on the number of days in the year before the termination date. The bonus will be determined based on the actual level of achievement of the relevant goals. However, if the termination of employment occurs within two years following a change in control, then (1) the pro rata bonus will be based on the full targeted level and (2) the participant will receive an additional payment equal to the bonus the participant would have received for the year of termination at the full targeted level.

 Stock Options

  If the termination of employment occurs within two years following a change in control, then the participant will be deemed to have retired for purposes of determining the vesting and expiration of all stock options previously granted to the participant.

 Retirement Benefits

  For purposes of determining benefits payable under the MEMC SEPP, the period used above to determine the salary severance benefit (e.g., either one year, or two weeks for each year of service plus one additional week) will be treated as additional service to MEMC.

 Medical and Dental Benefits

  A participant will receive a payment equal to the cost of 18 months of COBRA premiums for dental coverage for the same level of coverage the participant is enrolled immediately prior to his or her termination. In addition, if a participant is not eligible for retiree medical benefits, the participant will receive an additional payment equal to the cost of 18 months of COBRA premiums for medical coverage for the same level of coverage the participant is enrolled immediately prior to his or her termination. These payments will be grossed up for taxes.

Compensation Committee Interlocks and Insider Participation

   During 1999, the Compensation Committee was comprised of Dr. Hans Michael Gaul, Mr. Helmut Mamsch, Dr. Alfred Oberholz, Mr. Paul T. O'Brien, and Ambassador Michael B. Smith.

   None of these directors has been an officer or employee of MEMC or any of its subsidiaries. Because the full Board of Directors approved certain compensation recommendations of the Compensation Committee, Mr. Viefhues and Mr. von Horde are deemed to have participated in deliberations of the Board of Directors regarding remuneration paid to executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

   Based on our review of the Forms 3, 4 and 5 furnished to us, all of the filings for our executive officers and directors and greater than 10% stockholders required under Section 16(a) of the Securities Exchange Act of 1934 were made on a timely basis in 1999.

                         STOCK PRICE PERFORMANCE GRAPH

   The graph below compares cumulative total stockholder return with the cumulative total return (assuming reinvestment of dividends) of the S&P 500 Index and the Hambrecht & Quist Semiconductor Index. The information on the graph covers the period from July 12, 1995 (the date MEMC common stock began trading following MEMC's initial public offering) through December 31, 1999. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

          MEMC  S&P 500  H&Q Semiconductor
 7/12/95   100    100          100
12/31/95   136    114           72
12/31/96    94    136           94
12/31/97    64    183           99
12/31/98    35    234          139
12/31/99    51    283          346

                             CERTAIN TRANSACTIONS

   VEBA Corporation, a corporation owned by VEBA AG and its subsidiaries, and VEBA Zweite Verwaltungsgesellschaft mbH, another subsidiary of VEBA AG, collectively own 71.8% of the outstanding shares of MEMC common stock.

   In an effort to minimize conflicts of interest by members of our Board of Directors affiliated with VEBA AG or other related parties, the Audit Committee, or a special committee consisting entirely of independent directors, generally approves or ratifies any material transaction with a related party.

   In 1999, we sold 28,469,028 shares of common stock to VEBA Zweite Verwaltungsgesellschaft in connection with a private placement and rights offering. We also made payments to VEBA AG and certain of its affiliates for software, equipment, credit commitments and interest. MEMC reimbursed VEBA AG and certain of its affiliates for certain insurance premiums paid on our behalf. The following discussion summarizes the significant agreements and arrangements between MEMC and VEBA AG and its affiliates.

Private Placement and Rights Offering

   On March 22, 1999, we sold 15,399,130 shares of our common stock to VEBA Zweite Verwaltungsgesellschaft mbH in a private placement for a purchase price of $6.89 per share. On April 16, 1999, we sold an additional 13,069,898 shares of our common stock to VEBA Zweite Verwaltungsgesellschaft mbH in connection with a rights offering for a purchase price of $6.89 per share. VEBA Zweite Verwaltungsgesellschaft had agreed to purchase all shares of common stock issuable upon exercise of rights that were not subscribed for by other stockholders in the rights offering. The purpose of the private placement and rights offering was to raise approximately $200 million of additional capital in a manner that would provide an opportunity for our stockholders to maintain their proportionate ownership in MEMC.

VEBA-VIAG Merger

   In 1999, MEMC retained KPMG LLP to provide certain accounting review procedures requested by VEBA AG in connection with the pending merger between VEBA AG and VIAG AG. MEMC also responded to various due diligence requests of VEBA AG related to the merger. MEMC formed a Special Committee of the Board of Directors to consider and act upon these due diligence requests. The Special Committee retained Bryan Cave LLP to provide legal counsel to the committee.

   VEBA AG has agreed to reimburse MEMC for out-of-pocket expenses incurred by MEMC in connection with the accounting review and the due diligence requests, including the fees and expenses of KPMG LLP and Bryan Cave LLP. In 1999, VEBA AG paid $141,250 to KPMG LLP for fees and expenses incurred in connection with the accounting review procedures.

Loan Agreements and Guarantees

   In 1999, MEMC incurred approximately $63.5 million in interest, commitment fees and other financing fees to VEBA AG and certain of its affiliates. We have entered into a number of credit and loan arrangements with VEBA AG and its affiliates. Our loan and credit agreements with VEBA AG and its affiliates provide that the maturities on all outstanding debt maturing prior to January 1, 2001 will be extended until their maturity date anniversaries in 2001 (but only in the event we have used our best efforts to obtain replacement financing on equivalent terms and have been unsuccessful). On December 31, 1999, we had approximately $729.1 million of U.S. dollar and Japanese yen based loans outstanding with VEBA AG and its affiliates. These loans had interest rates ranging from 3.5% to 11.0%. We pay an annual commitment fee of 1/4 of one percent on the undrawn portion of these loans. Additionally, we have agreed that, without the consent of VEBA AG and certain of its affiliates, we will not allow any encumbrances, such as mortgages and security interests, to be placed on our properties.

   For all loans that mature prior to January 1, 2001 and which maturities are extended by VEBA AG and its affiliates until 2001, the interest rates we must pay during the extension period will be adjusted to reflect the then-current interest rate spreads applicable to an average industrial borrower at an assumed credit rating. The assumed credit rating for these loans was assumed solely for purposes of these loans and does not reflect a view by MEMC or VEBA AG or its affiliates as to the rating that would be assigned by an independent rating agency. No independent rating agency currently rates MEMC's debt.

   MEMC and an affiliate of VEBA AG guaranteed certain indebtedness of POSCO HULS Company, Ltd., a joint venture with Pohang Iron and Steel and Samsung, operating in South Korea ("PHC"), that matured in March 1999. Neither MEMC nor the affiliate of VEBA AG was required to make any payments under this guarantee. For this guarantee, we paid the affiliate of VEBA AG an annual fee of 1/8 of one percent calculated on the outstanding principal balance.

Agreement for Communication Services

   MEMC has an arrangement with VEBA Corporation covering our communication service needs. This arrangement allows MEMC to participate with VEBA Corporation and several of its affiliates in a communication service agreement between VEBA Corporation and AT&T. The term of the communication services agreement expires in 2001. In return for volume pricing discounts, VEBA Corporation provided AT&T with minimum revenue commitments for each contract year during the term of the communication services agreement. MEMC entered into a reimbursement agreement with VEBA Corporation which requires us to reimburse VEBA Corporation if our payments to AT&T under the communication services agreement do not meet certain minimum levels for each contract year. To date, the Company has not made any reimbursement payments to VEBA Corporation under this agreement.

Tax Agreements

   From 1990 to 1995, we were a party to various tax sharing agreements with VEBA Corporation and its affiliates. The tax sharing agreements provided a method to determine each party's respective federal income tax liabilities. In 1995, we entered into a tax disaffiliation agreement with VEBA Corporation terminating the tax sharing agreements. As a result, MEMC is now responsible for its own federal, state, and local tax returns and tax liabilities. Under the terms of the tax disaffiliation agreement, MEMC and VEBA Corporation agreed to indemnify each other from and against any additional federal income tax liability attributable to each other's operations that is determined to be due for taxable periods covered by the tax sharing agreements.

Registration Rights Agreement

   Under a registration rights agreement, as amended in 1999 in connection with our private placement to VEBA Zweite Verwaltungsgesellschaft mbH, we granted VEBA AG and its affiliates the right to demand registration of their MEMC common stock under federal securities laws. Except as described below, the demand rights are exercisable at any time and must be exercised for at least 25% of the MEMC common stock covered by the registration rights agreement. We may be required to effect up to three such demand registrations. VEBA AG and its affiliates will pay the expenses of any such demand registration. We are not obligated to take any action to register shares of MEMC common stock owned by VEBA AG and its affiliates:

  . during the period starting 30 days prior to the estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by MEMC under federal securities laws
  . more than once during any six-month period
  . for up to 90 days after a request from VEBA AG or its affiliates if our President certifies that the MEMC Board of Directors has determined that such registration would interfere with a material transaction then being pursued by MEMC

   In addition, except in certain circumstances and subject to certain limitations, if MEMC proposes to register any shares of its common stock under the federal securities laws, VEBA AG or any affiliate of VEBA AG will be entitled to require us to include in the registration all or a portion of the shares of MEMC common stock owned by VEBA AG or such affiliate. We will pay the expenses of any such "piggyback" registration, other than underwriting discounts, commissions and filing fees relating to the MEMC common stock sold by VEBA AG or its affiliates.

   We have agreed to indemnify any underwriter in connection with any registration made under the registration rights agreement against certain liabilities, including liabilities under federal securities laws.

Treasury Management

   Under an informal arrangement, MEMC participates in VEBA AG's global treasury management system. As part of this arrangement, we generally offer VEBA AG or an affiliate a right of first refusal to act as our financial intermediary in transacting currency hedging activities. As a result of this arrangement, we have entered into a number of foreign exchange hedging contracts using VEBA AG or an affiliate as our financial intermediary. MEMC believes that these hedging arrangements with VEBA AG or an affiliate allow for transactions on terms that are comparable to terms available from unrelated third party financial intermediaries. Consistent with our past practice, we may deposit excess cash with VEBA AG or certain of its affiliates on a short-term basis at market rates of interest. We believe that the interest rates received under these short term arrangements are comparable to market rates received for similar transactions from non-affiliated persons. The treasury management arrangements may be modified from time to time or terminated at any time on short notice, either by MEMC or VEBA AG or certain affiliates.

Purchases of Equipment

   We purchase equipment from an affiliate of Steag AG. VEBA AG holds a significant minority ownership interest in Steag AG. We believe that the price we pay for this equipment is not materially different from the price that we could obtain from unrelated third parties for comparable equipment. In 1999, we paid Steag AG and its affiliates approximately $5.8 million for equipment.

SAP Software

   We have obtained the use of SAP R/3 software and related maintenance services through VEBA AG, which has a license and maintenance contract with SAP AG. SAP R/3 software is a comprehensive enterprise resource planning software package designed to integrate our various business processes. In 1999, we paid VEBA AG a one-time fee of approximately $368,000 for the use of the SAP R/3 software. In addition, in 2000, we expect to begin paying VEBA AG for annual maintenance charges related to SAP maintenance services. Because of VEBA AG's volume pricing, we believe that both the one-time fee and the annual maintenance charges are more favorable than we would be required to pay if we independently contracted with SAP for the license and maintenance services.

Insurance

   We participate in a marine cargo insurance policy maintained by VEBA AG or an affiliate. In 1999, we paid premiums of $78,790 under this policy. We also participate in a blended liability insurance policy sponsored by an unrelated third party. Our participation in the blended liability policy was arranged by VEBA AG. The premiums on the blended liability policy are paid by VEBA AG on our behalf. We reimburse VEBA AG for these premiums. In 1998, we reimbursed VEBA AG in the amount of $1.5 million for a three-year premium paid under this policy. We believe that the total premiums paid for the marine cargo policy and the blended liability policy are comparable to premiums that are available from unrelated third parties.

          ITEM NO. 2. AMENDMENT TO MEMC'S 1995 EQUITY INCENTIVE PLAN

   On December 6, 1999, MEMC's Board of Directors adopted an amendment to MEMC's 1995 Equity Incentive Plan and directed that the amendment be presented for approval at MEMC's 2000 Annual Stockholders' Meeting. The amendment provides for an increase of 3,600,000 shares in the number of shares of MEMC common stock available under the plan.

   The amendment will become effective upon approval by stockholders holding at least a majority of the shares of MEMC common stock present in person or by proxy at the 2000 Annual Stockholders' Meeting.

General

   The purpose of the plan is to provide an additional incentive to officers, other eligible key employees and directors of MEMC upon whom responsibilities for the successful operations, administration and management of MEMC rest and whose present and potential contributions are important to the continued success of MEMC. The plan also allows us to attract and retain highly qualified persons as employees and directors. The purpose of the proposed amendment is to increase the number of available shares to enable MEMC to continue the plan in future years. The plan became effective in July 1995. The maximum number of shares available under the plan is currently 3,597,045 shares of common stock, less the number of shares reserved for issuance under our retirement savings plan or under a broad-based employee stock purchase plan. As of January 31, 2000, only 244,906 shares remain available for future awards under the plan. The shares currently authorized under the plan have been registered under federal securities laws and, if Item No. 2 is approved, we intend to register the additional shares under federal securities laws.

   The Compensation Committee administers the plan. The plan provides for the grant of different awards, including incentive and non-qualified stock options, restricted stock and performance shares. Individuals who are either directors or salaried employees of MEMC with potential to contribute to our future success are eligible to receive awards under the plan. The Compensation Committee has discretion to:

  . Select the employees and directors to whom awards are granted
  . Determine the type, size and terms and conditions applicable to each award
  . Interpret, construe and implement the provisions of the plan

   The Compensation Committee's decisions are binding on MEMC and employees and directors eligible to participate in the plan and all other persons having any interest in the plan.

   Common stock issued under the plan may be either authorized but unissued shares, treasury shares or any combination thereof. Shares underlying expired, canceled or forfeited awards are available for new awards under the plan. Any shares of restricted stock that are returned to MEMC as part of a restructuring of benefits granted under the plan are also available for new awards under the plan. Likewise, shares underlying stock options and performance share awards are available for new awards under the plan in the following circumstances:

  . If the exercise price for stock options is paid in shares of MEMC common stock, then the number of shares received in payment of the exercise price increases the number of shares available for new awards under the plan
  . If the Compensation Committee approves the payment of the exercise price for a stock option by the withholding of shares from the distribution, then the shares withheld are available for new awards under the plan
  . If the Compensation Committee approves the payment of cash to the owner of a stock option equal to the difference between the fair market value of the underlying shares and the exercise price for such shares, then the underlying shares are available for new awards under the plan
  . If a performance share award is paid in cash, the shares for which such payment is made are available for new awards under the plan

   The closing price of MEMC common stock on February 29, 2000 on the New York Stock Exchange was $17 7/16 per share. As of January 31, 2000, there were seven directors and approximately 1,600 salaried employees who were potentially eligible to participate in the plan.

Types of Awards

   Set forth below is a description of the types of awards that may be granted under the plan.

 Stock Options

   Under the plan, the Compensation Committee may grant options to purchase shares of MEMC common stock. Each option represents the right to purchase one share of MEMC common stock at a specified price. The options may be non-qualified or incentive stock options. The Compensation Committee determines the exercise price for each stock option grant.

   Options expire not later than ten years after the date of grant (five years in the case of an incentive stock option granted to an individual owning 10% or more of MEMC's outstanding common stock). Options become exercisable at such times as are determined by the Compensation Committee. The Compensation Committee may provide that options are exercisable in whole or in part based upon length of service or attainment of specific performance criteria. The Compensation Committee may also accelerate the period for the exercise of any or all options held by an optionee.

   Payment of the exercise price must be made in full at the time of exercise in cash, certified or bank check, note or other instrument acceptable to the Compensation Committee. The Compensation Committee also has discretion to accept payment in full, or in part, as follows:

  . In shares of MEMC common stock already owned by the optionee, which shares are valued at fair market value on the exercise date
  . By withholding shares of MEMC common stock that we would otherwise issue to the optionee upon the exercise of the stock option with such withheld shares valued at fair market value on the exercise date less the applicable exercise price for the shares
  . Through a "cashless exercise" procedure involving a broker or dealer approved by the Compensation Committee

 Restricted Stock

   Under the plan, the Compensation Committee may grant awards of restricted stock. Restricted stock is an award of MEMC common stock that is subject to restrictions determined by the Compensation Committee, including forfeiture conditions and restrictions against transfer for a specified period. Restricted stock awards may be granted either for or without consideration. The restrictions on restricted stock may lapse in installments based on factors determined by the Compensation Committee. In addition, the Compensation Committee has discretion to waive or accelerate the lapsing of restrictions in whole or in part.

   Prior to the expiration of the restricted period, unless otherwise provided by the Compensation Committee, a grantee of restricted stock has the rights of an MEMC stockholder, including the right to vote and receive cash dividends on the restricted stock. Any stock dividends on shares of restricted stock will be treated as additional shares under the restricted stock award and will be subject to the same restrictions and other terms and conditions as the restricted stock on which the stock dividend was paid.

 Performance Shares

   Under the plan, the Compensation Committee may grant awards of performance shares. Performance shares are an award of a number of units that represent the right to receive a specified number of shares of MEMC common stock. The right to receive MEMC common stock is conditioned upon the satisfaction of certain performance goals and is subject to other terms and conditions as are specified by the Compensation Committee. Performance goals are established before, or as soon as practicable after, the start of the applicable performance period and may be based on the following or any combination thereof:

  . Net earnings
  . Operating earnings or income
  . Absolute and/or relative return on equity or assets
  . Earnings per share
  . Cash flow
  . Pretax profits
  . Earnings growth
  . Revenue growth
  . Comparison to peer companies
  . Such other measures of performance, including individual measures of performance, as the Compensation Committee deems appropriate

   Prior to the end of a performance period, the Compensation Committee has the discretion to adjust performance goals to reflect events that may materially affect MEMC's performance, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property. However, any such adjustment may only be made under conditions that do not affect the deductibility of compensation attributable to performance shares under Section 162(m) of the Internal Revenue Code.

   At the end of a performance period, the Compensation Committee determines the extent to which a grantee is entitled to payment in settlement of the performance share award. The Compensation Committee makes this determination based on whether the Compensation Committee determines that the applicable performance goals have been met.

   Payment in settlement of a performance share award is made as soon as practicable following the last day of the performance period, or at such other time as the Compensation Committee may determine. Such payment is made in shares of MEMC common stock.

   Unless otherwise provided by the Compensation Committee, a grantee of a performance share award has no rights as an MEMC stockholder with respect to the performance share award until the award is paid to the grantee in the form of MEMC common stock following the last day of the performance period.

Additional Information

 Change in Capitalization

   Under the plan, if there is a change in the outstanding shares of MEMC common stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form or reorganization, or any other change involving MEMC common stock, proportionate adjustments will be made to reflect the change. The proportionate adjustments will be in the form determined by the Compensation Committee as necessary to prevent dilution or enlargement of the following rights:

  . The aggregate number of shares of MEMC common stock for which awards may be granted under the plan
  . The number of shares of MEMC common stock covered by each outstanding award under the plan and the price per share for each such award

 Change of Control

   In the event of a change of control of MEMC, unless the Compensation Committee (as it exists immediately prior to the change of control) otherwise determines:

  . All outstanding options will become fully exercisable, whether or not then exercisable
  . All restrictions and conditions of all restricted stock awards then outstanding will lapse
  . All performance share awards will be deemed to have been fully earned

   A "change of control" is deemed to have occurred when:

  . Any person (excluding VEBA AG and its affiliates, MEMC and its subsidiaries and employee benefit plans, and certain other related entities), alone or together with its affiliates, becomes the beneficial owner of 20% or more of the outstanding shares of MEMC common stock or the combined voting power of MEMC's outstanding voting securities; or
  . During any two consecutive years, there is a change in the composition of the MEMC Board of Directors such that the following individuals (the continuing directors) no longer constitute a majority of the directors:
    . individuals who at the beginning of the period make up the MEMC Board of Directors; and
    . new directors (other than representatives or nominees of the acquiring person or group) whose election by the MEMC Board of Directors or whose nomination for election by MEMC's stockholders was approved by a vote of at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

   However, no "change of control" will be deemed to have occurred in the following circumstances:

  . A person becomes the beneficial owner of 20% or more of the outstanding shares of MEMC common stock or the combined voting power of MEMC's outstanding voting securities as a result of an offer for all outstanding shares of MEMC common stock at a price and upon such terms and conditions as a majority of the continuing directors determine to be in the best interest of MEMC and its stockholders; or
  . VEBA AG and any of its affiliates are the beneficial owners of 50% or more of the combined voting power of MEMC's outstanding voting securities and designees of VEBA AG and its affiliates constitute a majority of the MEMC Board of Directors.

 Other Terms

   Generally, an individual's rights under the plan may not be assigned or transferred except in the event of death.

   The plan will remain in effect until terminated by the MEMC Board of Directors. However, the plan will continue thereafter until all awards previously granted under the plan are satisfied or otherwise terminated. No awards may be granted under the plan after July 12, 2005, the tenth anniversary of the original effective date of the plan. The MEMC Board of Directors may at any time terminate, modify or amend the plan. However, no amendment, modification or termination may adversely affect an optionee's or grantee's rights under any previously granted award without the consent of the optionee or grantee. In addition, no termination, modification or amendment to the plan is effective without the approval of the MEMC stockholders if such approval is required to comply with any law, regulation or stock exchange rule.

Certain Federal Income Tax Consequences

   The following is a summary of certain of the federal income tax consequences to optionees and MEMC of options granted under the plan.

 Non-Qualified Stock Options

   Although an optionee will not recognize income upon the original grant of a non-qualified stock option, if an optionee chooses to exercise his or her option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares of MEMC common stock on the date of exercise and the aggregate exercise price for such shares. To the extent, and in the year, that an optionee recognizes income, MEMC may take a deduction. An optionee's tax basis in the shares received will equal the fair market value of such shares on the date of exercise.

   If an optionee disposes of shares purchased pursuant to a non-qualified stock option, any gain or loss will be short-term or long-term capital gain or loss, depending upon the period during which the optionee held such shares. See "Capital Gains and Losses" below. No gain or loss will be recognized on the surrender of the previously acquired shares. If an optionee surrenders previously acquired shares to pay for a non-qualified stock option, the excess, if any, of the fair market value of the newly-acquired shares over the fair market value of the surrendered shares will be includable in the optionee's income.

 Incentive Stock Options

   An optionee is not required to recognize income upon the original grant of an incentive stock option, and MEMC may not take a deduction upon the grant of such option. Similarly, when an optionee exercises any incentive stock options, provided the optionee does not dispose of the shares for at least one year after exercise and at least two years after the date of grant, the optionee will not be required to recognize income, and MEMC may not take a deduction. An optionee's basis in shares of MEMC common stock received upon exercise will equal the aggregate exercise price that the optionee paid for such shares.

   Furthermore, an optionee must include in his or her alternative minimum taxable income the difference between the fair market value of the shares of MEMC common stock received on the date of exercise and the aggregate exercise price of such shares. Section 55 of the Internal Revenue Code imposes an alternative minimum tax equal to the excess, if any, of a percentage of the optionee's "alternative minimum taxable income" over the optionee's "regular" federal income tax. Alternative minimum taxable income is determined by adding
(a) the difference between the fair market value of an optionee's shares of MEMC common stock received on the date of exercise of an incentive stock option and the aggregate exercise price of such shares, plus (b) other items of tax preference, to an optionee's adjusted gross income, and then subtracting certain allowable deductions and an exemption amount.

   If an optionee pays the exercise price of an incentive stock option with previously acquired shares, the optionee does not recognize gain or loss on the exercise of such option. If an optionee pays for the exercise of a current incentive stock option with previously acquired shares acquired by exercise of another incentive stock option, however, and the optionee did not hold the stock for at least the one-year-after-exercise and two-years-from-grant holding period, the optionee's disposition will be disqualified. In this case, the optionee will recognize ordinary income on the disqualifying disposition equal to the difference between the fair market value of such shares on the date of exercise of the prior incentive stock option and the amount paid for such shares (but not in excess of the gain realized on the disqualifying disposition).

 Capital Gains and Losses

   If an optionee holds shares for more than twelve months and, in the case of shares acquired by exercise of an incentive stock option, does not dispose of such shares for at least two years after the date of grant, upon a subsequent disposition, the optionee will realize long-term capital gain or loss equal to the difference between the amount the optionee receives upon such disposition and the optionee's basis in the shares.

   Except in the case of shares acquired by exercise of an incentive stock option, if an optionee disposes of shares twelve months or less after the optionee acquires them, the optionee will realize short-term capital gain or loss equal to the difference between the amount the optionee receives upon such disposition and the optionee's basis in the shares.

   If an optionee disposes of shares acquired through exercise of an incentive stock option within two years from the date of grant or within two years from the date of exercise, the optionee will recognize ordinary income equal to the excess, if any, of the lesser of (a) the amount the optionee receives on such disposition, or (b) the fair market value of the shares on exercise of the incentive stock option, over the option price. The amount the optionee receives, if any, in excess of the amount of ordinary income the optionee recognizes upon such disposition, will be long-term or short-term capital gain depending upon whether the optionee held the shares for more than twelve months.

   To the extent that an optionee recognizes ordinary income, MEMC is allowed to take a deduction.

      The MEMC Board of Directors recommends a vote "FOR" the approval of the amendment to MEMC's 1995 Equity Incentive Plan.

     ITEM NO. 3. AMENDMENT TO MEMC'S RESTATED CERTIFICATE OF INCORPORATION

   On December 6, 1999, MEMC's Board of Directors adopted an amendment to MEMC's Restated Certificate of Incorporation and directed that the amendment be presented for approval at MEMC's 2000 Annual Stockholders' Meeting. The amendment changes the advance notice required for a stockholder to notify MEMC that such stockholder wishes to nominate a director for election at an annual stockholders' meeting.

   To effect the amendment, MEMC's Restated Certificate of Incorporation will be amended by deleting Section 3(c) of Article Fifth in its entirety and inserting the following:

     "(c) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in this Restated Certificate of Incorporation (as it may be amended from time to time) or the resolution or resolutions adopted by the Board of Directors with respect to the rights of holders of Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nomination of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3(c) of Article Fifth and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 3(c) of Article Fifth. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

     To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs, or (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed to stockholders or public disclosure of the date of the special meeting is made, whichever first occurs.

     To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice,
  (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership,
  (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3(c) of Article Fifth. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded."

   Section (3)(c) of Article Fifth of MEMC's Restated Certificate of Incorporation currently provides that a stockholder who wishes to nominate a person for election as a director at an annual stockholders' meeting must notify MEMC not less than 60 days nor more than 90 days prior to the anniversary date of the last annual stockholders' meeting. Under MEMC's Restated By-Laws, a stockholder who wishes to bring any other business before an annual stockholders' meeting must notify MEMC not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. If Item No. 3 is approved, Section (3)(c) of Article Fifth of MEMC's Restated Certificate of Incorporation will be amended to provide that a stockholder who wishes to nominate a person for election as a director at an annual stockholders' meeting must notify MEMC not less than 90 days nor more than 120 days prior to the anniversary date of the last annual stockholders' meeting. This will make the advance notice period for director nominations consistent with the advance notice period for other business.

      The MEMC Board of Directors recommends a vote "FOR" the approval of the amendment to MEMC's Restated Certificate of Incorporation.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   Stockholder proposals intended to be presented at our 2001 Annual Stockholders' Meeting must be received by us by November 27, 2000 for inclusion in our proxy statement and form of proxy card for that meeting.

   In order for a stockholder to nominate a candidate for director for election at an annual stockholders' meeting, under our Restated Certificate of Incorporation, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders' meeting under our current Restated Certificate of Incorporation. However, if the stockholders approve the amendment to our Restated Certificate of Incorporation included as Item No. 3 of this proxy statement, then the notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. The stockholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.

   In order for a stockholder to bring other business before an annual stockholders' meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement, form of proxy card and/or annual stockholders' meeting agenda under regulations governing the solicitation of proxies. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

   In each case, the notice must be given to MEMC's Secretary, whose address is 501 Pearl Drive (City of O'Fallon), P. O. Box 8, St. Peters, Missouri 63376.

   Any stockholder desiring a copy of our Restated Certificate of Incorporation or Restated By-Laws will be furnished a copy without charge upon written request to our Secretary.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters to be presented for consideration at the 2000 Annual Stockholders' Meeting by the Board of Directors or by stockholders who have requested inclusion of proposals in this proxy statement. If any other matter shall properly come before the meeting, the persons named in the accompanying proxy card intend to vote on such matters in accordance with their judgment.

March 27, 2000

                     MEMC ELECTRONIC MATERIALS, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]

1. ELECTION OF DIRECTORS:
   Nominees: 01-Hans Michael Gaul, 02-Helmut Mamsch and 03-Michael B. Smith

   -----------------------------------------------------------------------------
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED ABOVE.)

   For  Withhold  For All
   All    All     Except
   [_]    [_]       [_]

2. TO APPROVE AN AMENDMENT TO MEMC'S 1995 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE.

   For  Against Abstain
   [_]    [_]     [_]

3. TO APPROVE AN AMENDMENT TO MEMC'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE ADVANCE NOTICE REQUIRED TO NOMINATE A PERSON FOR ELECTION TO THE BOARD OF DIRECTORS.

   For  Against Abstain
   [_]    [_]     [_]

   In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

________________________________________________________________________ , 2000
Signature                                              Date

________________________________________________________________________ , 2000
Signature if held jointly                              Date

Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a cor-poration, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized per-son.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                        MEMC ELECTRONIC MATERIALS, INC.

                      501 Pearl Drive (City of O'Fallon)

                          St. Peters, Missouri 63376

                                March 27, 2000

Dear Stockholder:

  The annual meeting of stockholders of MEMC Electronic Materials, Inc. will be held at The St. Louis Frontenac Hilton, 1335 South Lindbergh Boulevard, St. Louis, Missouri 63131 at 10:00 a.m. local time on Tuesday, May 9, 2000.

  It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.

                              Thank you,

                              HELENE F. HENNELLY
                              Secretary

PROXY                                                                     PROXY
                        MEMC ELECTRONIC MATERIALS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 9, 2000

  The undersigned hereby appoints James M. Stolze and Helene F. Hennelly, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC ELECTRONIC MATERIALS, INC. (the "Company"), to be held at The St. Louis Frontenac Hilton, 1335 South Lindbergh Boulevard, St. Louis, Missouri 63131 on Tuesday, May 9, 2000, at 10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR the two other matters to be voted on.

  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                       MEMC ELECTRONIC MATERIALS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.[X]


1. ELECTION OF DIRECTORS:
Nominees: 01-Hans Michael Gaul, 02-Helmut Mamsch and 03-Michael B. Smith

   For   Withhold  For All
   All      All    Except
   [_]      [_]      [_]


-----------------------
 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED ABOVE.)


2. TO APPROVE AN AMENDMENT TO MEMC'S 1995 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE.

   For    Against    Abstain
   [_]      [_]        [_]

3. TO APPROVE AN AMENDMENT TO MEMC'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE ADVANCE NOTICE REQUIRED TO NOMINATE A PERSON FOR ELECTION TO THE BOARD OF DIRECTORS.

   For    Against    Abstain
   [_]      [_]        [_]

   In its discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.


The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

Dated: _________________________________________________________________ , 2000

________________________________________________________________________
Signature of Plan Participant

Note: Please sign exactly as your name appears hereon.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING DIRECTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                        MEMC ELECTRONIC MATERIALS, INC.
                      501 PEARL DRIVE (CITY OF O'FALLON)
                          ST. PETERS, MISSOURI 63376

                                March 27, 2000

              TO PARTICIPANTS IN THE MEMC RETIREMENT SAVINGS PLAN

  Enclosed with this voting direction card are the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company") which will be held on May 9, 2000. The number of shares of Company common stock (the "Common Stock") shown on the voting direction card represents the number of shares which you are entitled to direct State Street Bank and Trust Company (the "Trustee") to vote. This share amount is based on your balance in the MEMC Stock Fund account in the MEMC Retirement Savings Plan (the "Plan") on March 13, 2000, the record date for the determination of stockholders eligible to vote. In order for these shares to be voted by the Trustee of the Plan in accordance with your confidential instructions, the Trustee must receive your executed voting direction card not later than May 3, 2000. Under the provisions of the Plan, all shares for which no executed voting direction cards are received by May 3, 2000 are to be voted by the Trustee and its proxies in the same proportion for which directions are received. Please note that you will not be able to vote the shares shown on the voting direction card at the Annual Meeting; only the Trustee and its proxies can vote these shares.

PROXY                                                                     PROXY
                        MEMC ELECTRONIC MATERIALS, INC.

  The undersigned hereby directs State Street Bank and Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at The St. Louis Frontenac Hilton, 1335 South Lindbergh Boulevard, St. Louis, Missouri 63131 on Tuesday, May 9, 2000, at 10:00 a.m. local time, and all adjournments thereof.

  This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

------------------------------------------------------------------------------

                           .  FOLD AND DETACH HERE .